Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The 2013 Equity Incentive Award Plan of PriceSmart, Inc. which is expected to be filed on or about April 4, 2013, of our reports dated October 30, 2012, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended August 31, 2012 and the financial statement schedule of PriceSmart, Inc. and the effectiveness of internal control over financial reporting of PriceSmart, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
April 3, 2013